Exhibit 5.1
Golenbock Eiseman Assor Bell & Peskoe
437 Madison Avenue
New York, New York 10022
May 15, 2009
Electro-Optical Sciences, Inc.
3 West Main Street
Irvington, New York 10533
Dear Sirs:
     We have acted as counsel to Electro-Optical Sciences, Inc., a Delaware corporation (“EOS”), in connection with the registration by EOS of the offer and resale of 3,527,000 shares of common stock, $0.001 par value per share, of EOS pursuant to its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof, on behalf of the certain selling stockholder named therein. The shares consist of 3,327,000 shares of common stock (the “Agreement Shares”) that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated as of May 7, 2009, by and between EOS and the selling stockholder (the “Agreement”) and up to 200,000 shares (the “Warrant Shares”) issuable by EOS upon the exercise of an outstanding warrant dated May 7, 2009 (the “Warrant”) that was issued by EOS to the selling stockholder in connection with the execution and delivery of the Agreement.
     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of EOS.
     Based on the foregoing, it is our opinion that:
(i)	the Agreement Shares, to be issued under the Agreement, have been duly authorized and, when issued in accordance with the terms of the Agreement, will be legally issued and fully paid and non-assessable; and

(ii)	the Warrant Shares, to be issued on exercise of the Warrant, have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

     In giving this opinion, we have assumed that, prior to their issuance, all certificates representing the Agreement Shares and/or the Warrant Shares will be duly executed on behalf of EOS by the transfer agent for EOS and registered by the registrar for EOS, if necessary, and will conform, except to denominations, to specimens we have examined.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our firm name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours
/s/ Golenbock Eiseman Assor Bell & Peskoe
Golenbock Eiseman Assor Bell & Peskoe